UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2008
MEDCO HEALTH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-31312	22-3461740
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 201-269-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.
(d) Appointment of Directors to Committees. On October 23, 2008, Medco Health Solutions, Inc. (the “Company”), filed a Form 8-K under Item 5.02 pursuant to which it announced that the Board of Directors of the Company had elected Nancy-Ann DeParle to its Board on October 22, 2008. At that time, Ms. DeParle had not been appointed to any committees of the Board.
On December 10, 2008, the Board of the Company appointed Ms. DeParle to the Audit Committee of the Board, effective immediately.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
          On December 10, 2008, the Board of Directors of the Company, acting upon the recommendation of the Corporate Governance and Nominating Committee, adopted amendments to the Company’s Third Amended and Restated Bylaws. The amendments, which were included in the Amended and Restated Bylaws approved by the Company’s Board of Directors (the “Amended and Restated Bylaws”), primarily revise and clarify the procedures for stockholders to nominate directors and propose other business for consideration at a meeting of stockholders. In general, the amendments:
•	clarify that the advance notice provisions of the Amended and Restated Bylaws are the exclusive means for a stockholder to make a director nomination or submit other business before a meeting of stockholders (other than matters properly brought under Rule 14a-8 of the federal proxy rules, which contains its own procedural requirements);

•	require that stockholder proponents and their affiliates disclose, in addition to direct ownership interests, a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, the proponent or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proponent or any of its affiliates or associates with respect to shares of stock of the Company;

•	provide that if a shareholder (or designated representative) does not appear to present a shareholder proposal at the shareholder meeting, the proposal will not formally be submitted to a vote of shareholders;

•	provide that the Company’s obligation to indemnify and to advance expenses arises, and all rights granted to persons indemnified pursuant to the Amended and Restated Bylaws vests, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or conduct to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed;

•	provide that the chairman of an annual or special meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, will have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in the Amended and Restated Bylaws and is otherwise properly before the meeting;

•	clarify the applicable voting standards in an election of directors; and

•	make other conforming changes.
In addition to the amendments described above, the Company’s Amended and Restated Bylaws have been amended to include various technical and clarifying corrections and other non-substantive changes.
The foregoing description of the amendments to the Company’s Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Bylaws, as amended on December 10, 2008, a copy of which is attached hereto as Exhibit 3.1 and incorporated by reference into this Item 5.03.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Medco Health Solutions, Inc., amended as of December 10, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.
Date: December 11, 2008	By:	/s/ Thomas M. Moriarty
Thomas M. Moriarty
General Counsel, Secretary and Senior Vice President, Pharmaceutical Contracting

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Medco Health Solutions, Inc., amended as of December 10, 2008.